Exhibit 5.1

10250 Constellation Blvd. 19th Floor Los Angeles, CA 90067 310.553.3000 TEL 310.556.2920 FAX

March 29, 2024

INVO Bioscience, Inc.

5582 Broadcast Court

Sarasota, FL 24240

Re:	INVO Bioscience, Inc. Registration Statement on Form S-3

To whom it may concern:

We are special counsel to INVO Bioscience, Inc., a Nevada corporation, (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which is part of the Company’s Registration Statement on Form S-3 (Registration No. 333-255096) (the “Registration Statement”) and base prospectus (the “Base Prospectus”) that were filed with the Commission on April 7, 2021 and became effective on April 16, 2021, relating to the issuance and sale by the Company to Triton Funds LP (the “Investor”) of) up to 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) pursuant to that certain Purchase Agreement, dated March 27, 2024, by and between the Company and the Investor (the “Purchase Agreement”).

As such counsel, in rendering the opinion set forth below, we have made such investigations and examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction of such records of corporate proceedings, certificates of public officials and officers of the Company, and other certificates and instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed and other documents as we have considered to be necessary or relevant for the purposes of the opinion hereinafter expressed. In addition, we have reviewed and relied upon certain of the Company’s filings with the United States Securities & Exchange Commission (“SEC”), which are publicly available on the SEC’s website at sec.gov and the SEC’s EDGAR database located therein (the “EDGAR Database”).

INVO Bioscience, Inc.

March 29, 2024

In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company as to factual matters regarding the Company and the transactions described in the Prospectus Supplement, Registration Statement, and Base Prospectus that were not readily ascertainable by us. In all such examinations and in giving our opinion, we have assumed that all documents identified in the EDGAR Database as filed by the Company were filed with the SEC on the dates set forth on the EDGAR Database. We have further assumed the conformity to authentic original documents of all documents identified in the EDGAR Database as filed by the Company, the conformity to authentic original signatures of all conformed signatures set forth in the documents identified in the EDGAR Database as filed by the Company with the SEC, and the genuineness of all such signatures. We have further assumed the genuineness of all signatures (including .PDF, DocuSign, or other generally accepted electronic signatures and signatures delivered by facsimile), the legal capacity and competency at all relevant times of all natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, authenticated, conformed, notarized, photostatic, facsimile, or electronic copies and the authenticity of the originals of such certified, authenticated, conformed, notarized, photostatic, .PDF, or facsimile copies. We have further assumed that all facts set forth in the official public records, certificates, and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true, and accurate. We have also assumed that all facts set forth in any certificates supplied by the Company (including, without limitation, the board resolutions pursuant to which the Shares are to be issued) or by the Investor are complete, true, and accurate.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities being registered while the Registration Statement is effective under the Securities Act.

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid, and non-assessable.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the State of California and the existing Nevada Revised Statutes and reported judicial decisions relating thereto.

INVO Bioscience, Inc.

March 29, 2024

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectuses constituting a part thereof and any amendment thereto. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion speaks only as of the date above written. We assume no duty to update, revise, or supplement this opinion or to communicate with you with respect to any change in law that comes to our attention hereafter.

Very truly yours,

/s/ GLASER WEIL FINK HOWARD JORDAN & SHAPIRO LLP

GLASER WEIL FINK HOWARD JORDAN & SHAPIRO LLP